Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-88568, 333-31414, and 333-34411); the Registration Statement (Form S-8 No. 333-85606) pertaining to the 1995 Stock Option Plan, the 1996 Director Stock Option Plan, the 2000 Stock Option Plan, and certain 1999, 2000 and 2001 Non-Qualified Stock Option Agreements; the Registration Statement (Form S-8 No. 333-40230) pertaining to the 2000 Stock Option Plan; and the Registration Statements (Form S-8 Nos. 333-30228 and 333-06269) pertaining to the 1996 Director Stock Option Plan and the 1995 Stock Option Plan of Velocity Express Corporation, of our report dated October 17, 2005, with respect to the consolidated financial statements and schedule of Velocity Express Corporation included in its Annual Report (Form 10-K) for the year-ended July 2, 2005.

/s/ Ernst & Young LLP

Stamford, Connecticut

October 17, 2005